                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               FIRST ALERT, INC.

                                       AT
                              $5.25 NET PER SHARE

                                       BY
                          SENTINEL ACQUISITION CORP.,

                     A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                              SUNBEAM CORPORATION

                            ------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 2, 1998, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 28, 1998 (THE 'MERGER AGREEMENT'), BY AND AMONG SUNBEAM CORPORATION ('PARENT'), SENTINEL ACQUISITION CORP. AND FIRST ALERT, INC. (THE 'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO SHARES BENEFICIALLY OWNED BY PARENT (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                            ------------------------

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

                      The Dealer Manager for the Offer is:


                      MORGAN STANLEY & CO. INCORPORATED

March 6, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----

INTRODUCTION...............................................................................................      1

THE OFFER..................................................................................................      3

1.    Terms of the Offer...................................................................................      3

2.    Acceptance for Payment and Payment...................................................................      4

3.    Procedure for Tendering Shares.......................................................................      5

4.    Withdrawal Rights....................................................................................      7

5.    Certain Federal Income Tax Consequences..............................................................      8

6.    Price Range of the Shares; Dividends on the Shares...................................................      8

7.    Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration;
      Margin Regulations...................................................................................      9

8.    Certain Information Concerning the Company...........................................................     10

9.    Certain Information Concerning Parent and Purchaser..................................................     11

10.   Source and Amount of Funds...........................................................................     13

11.   Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and
      Certain Other Agreements.............................................................................     13

12.   Plans for the Company; Other Matters.................................................................     23

13.   Dividends and Distributions..........................................................................     25

14.   Conditions to the Offer..............................................................................     25

15.   Certain Legal Matters................................................................................     27

16.   Fees and Expenses....................................................................................     29

17.   Miscellaneous........................................................................................     29

SCHEDULE I

      INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER......................    I-1

To the Holders of Common Stock of
FIRST ALERT, INC.:

                                  INTRODUCTION

     Sentinel Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly owned indirect subsidiary of Sunbeam Corporation, a Delaware corporation ('Parent'), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the 'Shares'), of First Alert, Inc., a Delaware corporation (the 'Company'), at a price of $5.25 per Share (the 'Offer Price'), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer').

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ('Morgan Stanley'), which is acting as the Dealer Manager (the 'Dealer Manager'), The Bank of New York, which is acting as the Depositary (the 'Depositary') and Hill & Knowlton, Inc. as Information Agent (the 'Information Agent'), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'COMPANY BOARD') HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as 'Salomon Smith Barney') and NationsBanc Montgomery Securities LLC each has delivered to the Company Board its opinion, each dated as of February 28, 1998 (the 'Financial Advisors Opinions'), to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the Financial Advisors Opinions are attached as exhibits to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9'), which has been filed by the Company with the Securities and Exchange Commission (the 'Commission') in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisors Opinions carefully in their entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE 'MINIMUM SHARES') WHICH, WHEN ADDED TO THE NUMBER OF SHARES (IF
ANY), BENEFICIALLY OWNED BY PARENT, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE 'MINIMUM CONDITION'). See Section 14. The Company has informed Purchaser that, as of February 28, 1998, there were (i) 24,335,112

Shares issued and outstanding and (ii) 1,929,698 Shares issuable pursuant to the exercise of options. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding options). Based on the foregoing and assuming the issuance of 1,929,698 Shares issuable pursuant to the exercise of outstanding options, Purchaser believes that the Minimum Condition will be satisfied if 13,132,406 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

     The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire interest in, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 28, 1998 (the 'Merger Agreement'), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law (the 'DGCL'), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, Purchaser, or a wholly owned subsidiary of Purchaser, will be merged with and into the Company (the 'Merger') and the Company will be the surviving corporation in the Merger (the 'Surviving Corporation'). At the effective time of the Merger (the 'Effective Time'), each Share then outstanding (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries including the Purchaser and (iii) stockholders who properly perfect their dissenters' rights under the DGCL) will be converted into the right to receive $5.25 in cash or any higher price per Share paid in the Offer (the 'Merger Consideration'), without interest. The Merger Agreement is more fully described in Section 11.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law and the Company's Restated Certificate of Incorporation (the 'Certificate of Incorporation'). See Section
14. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that may be necessary to approve the Merger Agreement and the Merger.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     Pursuant to the Merger Agreement, following the purchase of Shares in the Offer, Parent has the right to designate directors on the Company Board and Parent intends to fully exercise that right. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered, and not withdrawn, prior to the Expiration Date. The term 'Expiration Date' shall mean 12:00 Midnight, New York City time, on Thursday, April 2, 1998 (the 'Initial Expiration Date'), unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the Initial Expiration Date, Purchaser shall extend the Offer through April 30, 1998 and may, in its sole discretion, extend the Offer for additional periods; provided, however, that Purchaser shall not extend the Offer beyond June 1, 1998.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend any other condition to the Offer in any manner adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Company.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if, immediately prior to the Initial Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding, Purchaser may extend the Offer for a period not to exceed ten business days. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. Subject to the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book EntryConfirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.


     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any direct or indirect wholly owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution' and, collectively, 'Eligible Institutions'). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the Nasdaq National Market (the 'Nasdaq National Market'), operated by the National Association of Securities Dealers, Inc. (the 'NASD'), is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after February 28, 1998 (collectively, 'Distributions'). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. WITHDRAWAL RIGHTS


     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 4, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger relevant to beneficial holders of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders (i) who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, (ii) who perfect their appraisal rights under the DGCL, and (iii) who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a beneficial holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a beneficial holder's holding period for such Shares is more than twelve months at the time of consummation of the Offer or Merger, as the case may be.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL HOLDER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BENEFICIAL HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded through the Nasdaq National Market under the symbol 'ALRT'. The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                                                                                      COMMON
                                                                                       STOCK
                                                                                    -----------
                                                                                    HIGH    LOW
                                                                                    ----    ---
Fiscal Year Ending December 31, 1998
  First Quarter (through March 5, 1998)..........................................   $ 5 1/4 $1 5/8

Fiscal Year Ended December 31, 1997
  First Quarter..................................................................   $ 4 1/8 $2 11/16
  Second Quarter.................................................................     3 1/2  1 7/8
  Third Quarter..................................................................     4      2 3/4

  Fourth Quarter.................................................................     3 1/2  1 7/8

Fiscal Year Ended December 31, 1996
  First Quarter..................................................................   $11 3/8 $6 3/8
  Second Quarter.................................................................     7 3/4  4
  Third Quarter..................................................................     6 3/8  4 3/8
  Fourth Quarter.................................................................     6 1/8  3

     On February 27, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $3 1/8 per Share. On March 5, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $5 1/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. The agreements governing the Company's indebtedness contain provisions which currently prohibit the Company from declaring or paying dividends with respect to the Shares. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Quotation. The Common Stock is traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the 'NASD') for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $5,000,000, capital and surplus (total shareholders' equity) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,000,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either
(A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the

Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market place for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the 'Securities Act'), may be impaired or eliminated.

     Margin Regulations. The Shares presently are 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute 'margin securities.'

     Purchaser intends to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption 'Selected Financial Information,' has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser nor the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Dealer Manager.

     The Company, through its subsidiaries, is a leading manufacturer and marketer of a broad range of residential safety products, anchored by its leadership position in the United States residential smoke detector market. The Company has capitalized on the First Alert(Registered) brand name and its leading smoke detector market share to develop and market a broad range of residential safety products, including carbon monoxide detectors, fire extinguishers, rechargeable flashlights and lanterns, electronic and electromechanical timers, nightlights, fire safes and chests, radon gas detectors, fire escape ladders, child safety products and motion sensing lighting controls. The Company is a Delaware corporation with its principal executive offices at 3901 Liberty Street Road, Aurora, IL 60504. The telephone number of the Company at such location is (630) 851-7330.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter and nine months ended September 28, 1997, both filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                               FIRST ALERT, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       NINE MONTHS ENDED                             FISCAL YEARS ENDED
                                 ------------------------------    ------------------------------------------------------
                                 SEPTEMBER 28,    SEPTEMBER 30,      DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                     1997             1996               1996               1995               1994
                                 -------------    -------------    ----------------    ---------------    ---------------
                                          (UNAUDITED)
INCOME STATEMENT DATA:
  Net Sales...................     $ 115,668        $ 145,330         $  205,607          $ 246,266          $ 248,404
  Operating Income (loss).....       (12,681)         (10,512)           (25,519)            20,433             34,912
  Net Income (loss)...........        (9,211)          (8,235)           (18,702)            11,437             17,625
  Net Income (loss) per
     share....................         (0.38)           (0.34)             (0.76)              0.46               0.75


                                                                   AT SEPTEMBER 28,    AT DECEMBER 31,    AT DECEMBER 31,
                                                                         1997               1996               1995
                                                                   ----------------    ---------------    ---------------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Total Assets.................................................       $  163,605          $ 186,491          $ 206,993
  Total Liabilities............................................           83,613             97,639             99,949
  Stockholders' Equity.........................................           79,992             88,852            107,044

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Delaware corporation and (with its subsidiaries) is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name products. Parent's Sunbeam(Registered) and Oster(Registered) brands have been household names for generations, both domestically and abroad, and Parent is a market leader in many of its product categories. Parent's primary business is the manufacture, marketing and distribution of durable household goods through mass marketers and other distributors in the United States and internationally. Parent also sells its products to commercial end users such as hotels and other institutions.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned indirectly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     On March 2, 1998, Parent announced that it had entered into three separate agreements to acquire the Company, The Coleman Company, Inc. and Signature Brands USA, Inc. The three transactions are subject to customary conditions, including the receipt of required regulatory approvals, and are expected to be financed as set forth in Section 10.

     The Coleman Company, Inc., with 1997 revenues of approximately $1.1 billion, is the world's leading manufacturer and marketer of outdoor recreational products. It manufactures and distributes widely diversified product lines for camping, leisure time and hardware markets, under the Coleman(Registered), Powermate(Registered), Camping Gaz(Registered) and Eastpak(Registered) brand names. The Coleman transaction is valued at approximately $2 billion, including the assumption of debt.

     Signature Brands, with 1997 revenues of approximately $279 million, is a leading manufacturer of a comprehensive line of consumer and professional products, including coffee makers marketed under the Mr. Coffee(Registered) brand name and consumer health products marketed under the Health-o-meter, Counselor and Borg brand names. The Signature Brands transaction is valued at approximately $245 million, including the assumption of debt.

     The principal offices of Purchaser and Parent are located at 1615 South Congress Avenue, Suite 200, Delray Beach, FL 33445. The telephone number of Parent and Purchaser at such location is (561) 243-2100.

     For certain information concerning the executive officers and directors of

Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor Parent nor, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Concurrently with the execution and delivery of the Merger Agreement, Thomas H. Lee Equity Partners L.P. and certain other stockholders set forth therein (the 'Major Stockholders'), which have voting and dispositive power with respect to 14,421,806 Shares, representing approximately 55% of the Shares outstanding on February 28, 1998 (assuming exercise of all outstanding options), entered into a Stock Sale Agreement, dated as of February 28, 1998 (the 'Stock Sale Agreement'), with Parent. Pursuant to the Stock Sale Agreement, each Major Stockholders has agreed, among other things, to pay to Parent any proceeds it receives in excess of $5.25 per Share should it sell its Shares to any party other than Parent or an affiliate of Parent within nine months of the date of the Stock Sale Agreement, upon the terms and subject to the conditions set forth therein. See Section 11.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since December 31, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1994 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser, Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

      Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Such materials should also be available at the offices of the New York Stock Exchange ('NYSE'), 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon financing. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the possible refinancing of approximately $43 million of debt presently owed by the Company and the payment of the fees and expenses of the Offer and the Merger, is estimated to be approximately $180 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent presently intends to obtain such funds from the syndicated loan market and securities sold in the debt market. Parent is discussing the proposed terms of these financings with its financial advisor, Morgan Stanley. Morgan Stanley has advised Parent that Morgan Stanley is highly confident that under current market and economic conditions a $2.2 billion credit facility for Parent can be successfully syndicated to financial institutions. When the amounts and terms of these financings have been determined, Purchaser will disclose the principal financial terms thereof in a supplement to this Offer to Purchase. It is anticipated that these financings will be repaid from funds generated internally by Parent and its subsidiaries (including the Company after the Merger), although Parent may in the future refinance these financings. THE SECURITIES SOLD IN THE DEBT MARKET WILL BE SOLD IN A TRANSACTION NOT REGISTERED UNDER THE SECURITIES ACT WHICH ANTICIPATES RESALES PURSUANT TO RULE 144A TO QUALIFIED INSTITUTIONAL BUYERS. SUCH SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION. THE FOREGOING DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Background of the Offer.

     On February 9, 1998, a representative of Morgan Stanley, Parent's financial advisor, contacted a member of the Company Board, who is also an employee of the Thomas H. Lee Company (the 'THL Co.'), to discuss Parent's interest in the Company and another company in which the THL Co. had a significant interest. On February 11, 1998, representatives of Morgan Stanley and Parent met with three representatives of the Company who are also affiliated with the THL Co. Morgan Stanley expressed Parent's serious interest in a possible business combination involving the Company.

     On February 12, 1998, after the Company publicly announced an adverse jury verdict awarding $16.9 million, a Company representative called Morgan Stanley to explain the jury verdict and to confirm Parent's interest in light of the verdict. After Parent confirmed its interest in discussing an acquisition of the Company, on February 17, 1998, B. Joseph Messner, President and Chief Executive Officer of the Company, legal advisors to the Company and insurance advisors to the Company discussed the jury verdict with Parent and its advisors. This call was followed on February 18, 1998 by a meeting between representatives of Parent and the insurance advisors to the Company to discuss the Company's cost and ability to obtain insurance with respect to the subject matter of the jury verdict.

     On February 16, 1998, Parent and the THL Co., the Company's principal stockholder, entered into a Confidentiality Agreement (the 'Confidentiality Agreement') pursuant to which Parent agreed, among other things, to treat as confidential certain information provided to it by or on behalf of the Company. See Section 11.

     On February 19, 1998, Mr. Messner met in New York City with Parent and Morgan Stanley to discuss the business and financial affairs of the Company and the possible strategic impact a transaction would have on Parent.

     On February 20, 1998, Morgan Stanley contacted one of the Company's Directors and indicated Parent's desire to discuss in more detail a proposal for the acquisition of the Company. The Director indicated that he would have to discuss any proposal with the full Company Board and a representative of the Company Board would then get back to Morgan Stanley.

     On February 22, 1998, Salomon Smith Barney, one of the financial advisors to the Special Committee of the Company Board formed that day, commenced discussions with Morgan Stanley. Morgan Stanley communicated Parent's proposal to acquire all equity securities of the Company at a price of $4.50 per share, payable one-half in cash and one-half in equity securities of Parent.

     On February 24th, the Company's financial advisors visited the Company to conduct due diligence regarding the fairness of a potential transaction between Parent and the Company. Mr. Messner, several executive officers of the Company and certain legal advisors to the Company were present. In addition, discussions continued between the Company's financial advisors and Parent's financial advisors on February 23rd and 24th, and on the evening of February 24th, Parent modified its offer to $5.00 per share, one-half payable in cash and one-half payable in equity securities of Parent. The Company's financial advisors indicated that Parent should consider an all cash offer at a higher price.

     On February 25, 1998, Parent's representatives visited the Company's facilities and discussions continued regarding possible synergies between Parent and the Company. Late in the afternoon, the Company Board conducted a telephonic meeting to discuss the status of the proposal. Mr. Messner and the Company's financial advisors updated the Company Board on the current terms of the proposal and informed the Special Committee and the other members of the Company Board that on February 25th and 26th Parent's advisors were conducting extensive diligence on the Company.

     On February 26, 1998, discussions continued between the Company's financial advisors and Parent's financial advisors regarding the terms of the transaction, including the price payable to shareholders. Parent modified its proposal to an all cash tender offer at a price of $5.00 per share. While negotiations regarding price were continuing, legal, accounting and business due diligence was performed by representatives of Parent at the facilities of the Company and its accountants. On the same day, Parent's legal advisors delivered proposed drafts of transaction documents to the Special Committee's legal counsel. The draft documents contemplated a tender offer by the Purchaser, a wholly owned indirect subsidiary of Parent, for all outstanding shares of the Company to be followed by a merger of the Purchaser with and into the Company. Late in the evening of February 26, 1998, special legal counsel to the Special Committee furnished comments to Parent's counsel regarding the transaction documents.

     On February 27, 1998, Parent continued its legal due diligence and the Company and its financial advisors continued discussions regarding the fairness of the potential transaction. After the meeting, negotiations proceeded between advisors and counsel of Parent and the Special Committee. In addition, Parent convened a meeting of its Board of Directors at which Parent's Board unanimously approved a negotiating range and authorized certain officers of Parent to proceed, on behalf of Parent, with negotiations related to the proposed acquisition and, if terms satisfactory to such officers with respect to the contract and within the predetermined range with respect to price could be reached, to enter into a definitive agreement or agreements on behalf of Parent in respect of such acquisition. Late in the evening, Parent proposed to purchase, in a tender offer, all outstanding Shares of the Company at a price of $5.25 per Share, net to the seller in cash.

     The Company Board reconvened by telephone on the morning of February 28, 1998. The Company's financial advisors presented the Special Committee with their respective opinions as to the fairness of the transaction and after discussion, the Special Committee voted to recommend to the Company Board approval of the transaction. After further discussion, the Company Board approved the transaction on the terms presented at the meeting and authorized the Company, with the assistance and advice of special counsel to the Special Committee, to complete the negotiation and execution of a definitive agreement. The Special Committee and the Company Board also approved, for purposes of Section 203 of the DGCL, the Stock Sale Agreement. After the meeting, documentation of the transaction was completed and a definitive agreement was executed on the evening of February 28, 1998.

     On March 2, 1998, each of the Company and Parent publicly announced the execution of a definitive agreement between the companies. A copy of the press release issued by Parent has been filed with the Commission as an exhibit to the
Schedule 14D-1 of Parent and Purchaser (the 'Schedule 14D-1').

     Purpose of the Offer and the Merger. The Purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under the DGCL. See Section
12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 68% over the closing market price of the Shares on February 27, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent executed the Merger Agreement.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement not discussed elsewhere in this Offer to Purchase. The summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws or agreements to which the Company or its assets may be subject, financial statements, public filings, conduct of business, employee benefit plans, ERISA, intellectual property, labor and employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, brokers' and finders' fees, title to properties, absence of liens, votes required to approve the Merger Agreement, undisclosed liabilities, product liability, disclosures in proxy statement and tender offer documents and the absence of material adverse changes.


     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the Certificate of Incorporation and By-laws of Parent and Purchaser or laws applicable to Parent or Purchaser, availability of funds to consummate the Offer and the Merger, brokers' fees, disclosures in proxy statement and tender offer documents and no prior activities by Purchaser.

     Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) each party to the Merger Agreement shall have performed in all material respects its respective obligations under the Merger Agreement required to be performed by it prior to the Effective Time; (ii) all representations and warranties contained in the Merger Agreement shall have been true and correct in all material respects at the time made and shall be true and correct in all material respects as of the Effective Time as though made on and as of such date; (iii) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law and the Certificate of Incorporation of the Company, in order to consummate the Merger; (iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger; (v) there shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; (vi) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and (vii) the employees and the directors of the Company shall have consented to the treatment of Options in the Merger Agreement.

     The Company Board. Promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates. In furtherance thereof, the Company shall, upon request of Purchaser, use its best efforts promptly to cause Parent's designees to be so elected to the Company's Board, and in furtherance thereof, to the extent necessary, increase the size of the Company Board. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of each committee (or similar body) of the Company Board. Notwithstanding the foregoing, Parent, Purchaser and the Company have agreed to use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time be Continuing

Directors. The term 'Continuing Director' means (i) any member of the Company Board on February 28, 1998, (ii) any member of the Company Board who is unaffiliated with, and not a designee or nominee of, Parent or Purchaser, or
(iii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee of, Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Company Board, and in each case under this clause (iii), who is not an employee of the Company. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations, including mailing to stockholders the information required by Section 14(f) and Rule 14f-1 necessary to enable Parent's designees to be elected to the Company Board. Parent or Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment or modification of the Merger Agreement, any amendment to the Certificate of Incorporation or By-laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions and transactions contemplated by the Merger Agreement and the full Company Board.

     Stockholders' Meeting; Proxy Statement. If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Special Meeting') as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and the Merger Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the Exchange Act and the Commission in the Proxy

Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the 'Proxy Statement'), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of Company Agreement. Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Options. The Merger Agreement provides that, immediately prior to the Effective Time of the Merger, each then outstanding option to purchase Shares (in each case, an 'Option'), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, Purchaser) shall pay to the holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes and without interest). If required, the Company shall cause the Company's employees and directors to consent to these transactions no later than the Effective Time. All stock option or other equity based plans maintained with respect to the Shares ('Option Plans') shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, until the acquisition of Shares pursuant to the Offer, except as specifically contemplated by the Merger Agreement, the Company shall and shall cause its subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable best efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, the Company has covenanted and agreed that, except as expressly contemplated by the Merger Agreement or the schedules thereto, after the date of the Merger Agreement and prior to the Effective Date:

          (i) neither the Company nor any of its subsidiaries shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

          (ii) neither the Company nor any of its subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its subsidiaries, except that a wholly-owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date the Merger Agreement; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the subsidiaries of the Company;

          (iii) except as permitted by the Merger Agreement, neither the Company nor any of its subsidiaries shall acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are subsidiaries of the Company or any of the Company's subsidiaries) or (B) any assets, including real estate, except (x) purchases in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's current capital budget previously provided to Parent (the 'Capital Budget');

          (iv) neither the Company nor any of its subsidiaries shall make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures in the Capital Budget;

          (v) neither the Company nor any of its subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by the Merger Agreement, amend or terminate any material contract or agreement set forth in the SEC Documents to which the Company or any subsidiary is a party where such amendment or termination would have a Material Adverse Affect, or waive, release or assign any material rights or claims;

          (vi) neither the Company nor any of its subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

          (vii) neither the Company nor any of its subsidiaries shall: (i) enter into any employment or severance agreement with, or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to, any officer, director or key employee of the Company or any of its subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers;

          (viii) neither the Company nor any of its subsidiaries shall, except as required to comply with applicable law or expressly provided in the Merger Agreement, (A) adopt, enter into, terminate or amend any Benefit

     Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of the Merger Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice to employees other than directors, officers or senior management personnel and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of all such increases exceed 3% of the aggregate annualized compensation expense of the Company and its subsidiaries reported in the most recent audited financial statements of the Company included in the SEC Documents)), (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (ix) neither the Company nor any of its subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability except as set forth in the applicable schedule to the Merger Agreement; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction;

          (x) neither the Company nor any of its subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

          (xi) neither the Company nor any of its subsidiaries shall make any Tax election or settle or compromise any material Tax liability;

          (xii) neither the Company nor any of its subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries; or, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; and

          (xiii) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     In addition, pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would result in (i) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) subject to the Company's right to take action specifically permitted by the provisions of the Merger Agreement described under 'Negotiations' below, any of the conditions to the Offer not being satisfied.

     Access; Confidentiality. Pursuant to the Merger Agreement, upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, unless and until Parent and Purchaser shall have purchased at least a majority of the outstanding Shares pursuant to the Offer, Parent will be bound by the terms of the Confidentiality Agreement.

     Reasonable Efforts; Notification. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Entity and the making of all necessary registrations and filings (including filings with any Governmental Entity, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of any of the transactions contemplated by the

Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement; provided, however, that in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated by the Merger Agreement, the Company shall not without the prior written consent of Parent commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, the Company or any of its affiliates or any material portion of the assets of the Company.

     Pursuant to the Merger Agreement, each of the Company, Parent and Purchaser has agreed to provide prompt notice to the other of (i) any of their representations or warranties contained in the Merger Agreement becoming untrue or inaccurate in any respect (including in the case of representations or warranties receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

     Negotiations. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, prior to the acceptance for payment of Shares pursuant to the Offer, if in the reasonable determination of the Company Board, after receiving advice from outside legal counsel to the Company, such failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with the last paragraph of this section entitled 'Negotiations,' (A) furnish information with respect to the Company to any person pursuant to a confidentiality agreement with terms and conditions similar to the Confidentiality Agreement and (B) participate in negotiations regarding such Takeover Proposal. For purposes of the Merger Agreement, 'Takeover Proposal' means (i) any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement which (ii) the Company Board reasonably determines in good faith (based on advice of its financial advisors) is more favorable to all of the Company's stockholders from a financial point of view than the Offer and the Merger (taking into account any improvements to the Offer and the Merger proposed in writing by Parent).

     Pursuant to the Merger Agreement, the Company has agreed that neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the time of acceptance by Purchaser for payment of Shares in the Offer, if in the reasonable determination of the Company Board, and after receiving advice from outside legal counsel to the Company, failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company Board may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Takeover Proposal, or enter into an agreement with respect to a Takeover Proposal, in each case at any time following delivery by the Company to Parent of written notice (a 'Notice of Takeover Proposal') advising Parent that the Company Board has received a Takeover Proposal, and specifying the material terms and conditions of such Takeover Proposal and identifying the Person making such Takeover Proposal unless the Takeover Proposal by its terms prohibits disclosure.

     Pursuant to the Merger Agreement, the Company has agreed that, in addition to the obligations of the Company set forth in the immediately preceding paragraph, (i) the Company shall advise Parent of any request for information, and the material terms and conditions of such request and the identity of the Person making any such Takeover Proposal if allowed by the Takeover Proposal or inquiry, and (ii) the Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or inquiry.

     Indemnification. The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Pursuant to the Merger Agreement the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the 'Indemnified Parties') against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-Laws of the Company or its subsidiaries as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. These indemnity agreements shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the

Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage; and provided further that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

     Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) By the mutual written consent of Parent and the Company; provided, however, that if Parent shall have designated a majority of the directors pursuant to the applicable provisions of the Merger Agreement, such consent of the Company may only be given if approved by the Continuing Directors.

          (b) By either Parent or the Company: (i) if the Offer shall have expired without any Shares being purchased therein by June 1, 1998; provided, however, that the right to terminate the Merger Agreement under this clause (b)(i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date; or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Company Board: (i) if the Company has approved a Takeover Proposal in accordance with the provisions of the Merger Agreement described under 'Negotiations' above, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee (as defined under 'Termination Fee' below); or (ii) if, prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or (iii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this clause (c) (iii) if the Company is in material breach of the Merger Agreement; or (iv) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (c)(iv) if the Company is in material breach of the Merger Agreement.

          (d) By Parent or Purchaser: (i) if prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have approved a Takeover Proposal in accordance with the provisions of the Merger Agreement described under 'Negotiations' above; or (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this clause (d)(ii) if Parent or Purchaser is in material breach of the Merger Agreement; or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in
     Section 14, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer.

     Termination Fee. Pursuant to the Merger Agreement, the Company shall pay, or cause to be paid, in same day funds to Parent the amount of $3,750,000 (the 'Termination Fee') upon demand if:

          (i) Parent or Purchaser terminates the Merger Agreement under clause
     (d)(i) under 'Termination' above;

          (ii) the Company terminates the Merger Agreement pursuant to clause
     (c)(i) under 'Termination above; or

          (iii) prior to any termination of the Merger Agreement, a Takeover Proposal shall have been made and within nine months after the termination of the Merger Agreement a transaction constituting a Takeover Proposal is consummated or the Company enters into an agreement with respect to or approves or recommends a Takeover Proposal (whether or not related to a Takeover Proposal made prior to any termination of the Merger Agreement);

provided, that no payment shall be made if the Merger Agreement has been terminated pursuant to clause (b)(i), (c)(ii), (c)(iii) or (c)(iv) under 'Termination' above; and provided further, that if a Takeover Proposal (whether or not related to a Takeover Proposal made prior to any termination of the Merger Agreement) is made at a lower price per share than the Offer Price, then the Company shall only pay in same day funds to Purchaser the amount of Parent's and Purchaser's documented expenses (not to exceed $500,000) in connection with the Merger Agreement and the transactions contemplated thereby.

STOCK SALE AGREEMENT

     The following is a summary of certain provisions of the Stock Sale Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Sale Agreement, a copy of which is filed with the Commission as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Stock Sale Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     Pursuant to the Stock Sale Agreement, each Major Stockholder has agreed that in the event that within nine months following the date of the Stock Sale Agreement, the Major Stockholder shall sell, transfer or otherwise commit to dispose of any or all of the Shares owned by such Major Stockholder to any party other than Parent or an affiliate of Parent (a 'Sale') and realize a Profit (as defined below) from such Sale, then the Major Stockholder shall pay to Parent an amount equal to the Profit. Such amount shall be paid to Parent promptly following the receipt of proceeds by the Major Stockholder or its affiliates from such Sale. The term 'Profit' shall mean the excess, if any, of (a) the aggregate consideration received by the Major Stockholder or its affiliates in connection with the Sale over (b) the number of Shares sold, transferred or disposed of in connection with the Sale multiplied by $5.25. Notwithstanding the foregoing, the Major Stockholder will not have any obligation to pay the Profit to Parent unless Parent is entitled to the Termination Fee pursuant to the Merger Agreement.

CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, a copy of which is filed with the Commission as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent has agreed, subject to certain exceptions, to keep confidential, as more fully described therein, certain nonpublic, confidential, information concerning the Company which is furnished to Parent by or on behalf of the Company (the 'Evaluation Material'), and to use the Evaluation Material solely for the purpose of evaluating a possible transaction involving the Company and Parent and not in any way detrimental to the Company.

     Parent has also agreed in the Confidentiality Agreement that until the earlier of (i) the acquisition of the Company by Parent and (ii) two years from the date of the Confidentiality Agreement, it shall not initiate or maintain contact (except for contacts in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of the Company concerning its operations, assets, prospects or finances, except with the express written consent of the Company.

     Parent has further agreed in the Confidentiality Agreement that, for a period of two years from the date of the Confidentiality Agreement, unless Parent receives the prior written consent of the Company, Parent will not, directly or indirectly solicit for employment or hire any person who is currently employed in a senior management position by the Company, except as such employment may be accomplished pursuant to the consummation of a transaction with the Company as contemplated by the Confidentiality Agreement or pursuant to general solicitations of employment through advertisements or similar means not directed towards employees of the Company or towards a class of persons who only could be employed by the Company.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

PLANS FOR THE COMPANY

     Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which exist between the operations of the Company and those of Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See 'Merger Agreement--Company Board' below. Parent will exercise such rights by causing the Company to elect to the Company Board one or more of Messrs. Dunlap, Kersh, Fannin,

Elson and Langerman, directors of Parent. Information with respect to such directors is contained in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates. See Section 11. The Merger Agreement provides that the directors and officers of Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from February 28, 1998 until the Effective Time, without the prior written consent of Parent, the Company will not (i) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of certain stock options outstanding on February 28, 1998 and described in the applicable schedule to the Merger Agreement, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iii) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock, (iv) split, combine or reclassify its outstanding shares of capital stock, or (v) issue, grant or sell or agree or propose to issue, grant or sell any shares of, or rights of any kind to acquire any shares of, capital stock of the Company or its subsidiaries, except that the Company may issue Shares upon the exercise of options outstanding on February 28, 1998 in accordance with Option Plans in effect on such date.

14. CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of, or (subject to the provisions of Rule 14e-1(c) referred to above) the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if the Minimum Condition is not satisfied by the Expiration Date, or if any applicable waiting period under the HSR Act has not expired or terminated by the Expiration Date, or if, at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole;


          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any material limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) a change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or
     (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c)(1) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date (unless made as of a certain date),
     (2) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects or (3) there shall have occurred any events or changes which have had or which are reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole;

          (d) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or the Company Board, upon request of Purchaser, shall fail to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing;

          (e) the Merger Agreement shall have terminated in accordance with its terms; or

          (f) the Company shall not have obtained a waiver of the provision in its Credit Agreement that an event of default shall occur and exist thereunder as a result of the purchase of Shares in a number equal to or greater than the Minimum Condition pursuant to the Offer;

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time, in the sole discretion of, but based on the reasonable judgment of, Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Stock Sale Agreement, since the Merger Agreement, the Stock Sale Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'Supreme Court') invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has currently complied with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'DOJ') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The Merger may not be consummated until 30 calendar days after receipt by the DOJ and the FTC of the Notification and Report Forms of both Parent and the Company unless Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30- day period is earlier terminated by the DOJ and the FTC. Within such 30-day period, the DOJ or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     As used in this Offer to Purchase, 'Antitrust Laws' shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations G, U and X (the 'Margin Regulations') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Purchaser and Parent in connection with the Offer. Parent has agreed to pay Morgan Stanley a fee of approximately $2,800,000 for such services, approximately 25% of which was payable upon the execution of the Merger Agreement and the remainder of which is payable upon consummation of the Merger. Parent has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Morgan Stanley in connection with its engagement and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

     In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company.

     The Purchaser and Parent have retained Hill & Knowlton, Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE

LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          SENTINEL ACQUISITION CORP.

March 6, 1998

                                   SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America and, the business address of each such person is c/o Sunbeam Corporation, 1615 South Congress Avenue, Suite 200, Delray Beach, FL 33445. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               NAME MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Albert J. Dunlap..........................  Director of Parent. Chairman of the Board of Directors and Chief
                                            Executive Officer since July 18, 1996. Chairman and Chief Executive
                                            Officer of Scott Paper Company from April 1994 to December 1995.
                                            Managing Director and Chief Executive Officer of Consolidated Press
                                            Holdings Limited (an Australian media, chemicals and agricultural operation) from 1991 to 1993.

Russell A. Kersh..........................  Director of Parent. Vice Chairman and Chief Financial Officer since
                                            February 1, 1998. Prior to that date, he served as Executive Vice
                                            President, Finance and Administration since July 22, 1996. Executive
                                            Vice President, Finance and Administration of Scott Paper Company
                                            from June 1994 to December 1995. Served as the Chief Operating
                                            Officer of Addidas America from January 1993 to May 1994.

David C. Fannin...........................  Executive Vice President, General Counsel and Secretary since January
                                            1994. Partner in the law firm of Wyatt, Tarrant and Combs from 1979 until 1993.

Donald R. Uzzi............................  Executive Vice President, Consumer Products Worldwide since January,
                                            1997. Senior Vice President, Global Marketing from November 1996 to
                                            January 1997. Mr. Uzzi joined Parent in September 1996 as Vice
                                            President, Marketing and Product Development. Mr. Uzzi served as
                                            President of the Beverage Division of Quaker Oats from January 1993 to July 1996.

Charles M. Elson..........................  Director of Parent. Professor of Law at Stetson University College of
                                            Law since 1990 and serves as Of Counsel to the law firm of Holland &
                                            Knight (since May 1995). Member of the American Law Institute and the
                                            Advisory Council and Commis sions on Director Compensation and
                                            Director Professionalism of the National Association of Corporate

                                            Directors. Mr. Elson is Trustee of Talledega College and a Salvatori
                                            Fellow of the Heritage Foundation. Mr. Elson is a director of Circon
                                            Corporation (a medical product manufacturer).

Howard G. Kristol.........................  Director of Parent. Partner in the law firm of Reboul, MacMurray,
                                            Hewitt, Maynard & Kristol since 1976.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               NAME MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Peter A. Langerman........................  Director of Parent. Chairman of the Board from May 22, 1996 until
                                            July 18, 1996. Senior Vice President of Franklin Mutual Advisers,
                                            Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization, since November 1996. Senior Vice President of Heine
                                            Securities Corporation, an investment advisory service company, from
                                            1986 to November 1996. Mr. Langerman has been a director of Franklin
                                            Mutual Series Fund Inc. (previously Mutual Series Fund Inc.) since
                                            1988 and a director of Metallurg Inc. (a metal and related materials manufacturer) since 1997.

William T. Rutter.........................  Director of Parent. Senior Vice President/Managing Director, Private
                                            Banking, First Union National Bank of Florida, since 1986.

Faith Whittlesey..........................  Director of Parent. Mrs. Whittlesey has served as the Chief Executive
                                            Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is a member of the Board of
                                            Directors of Valassis Communications, Inc.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Sunbeam Corporation, 1615 South Congress Avenue, Suite 200, Delray Beach, FL 33445. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               NAME MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

Albert J. Dunlap..........................  Director, Chairman of the Board of Directors, Chief Executive Officer
                                            and President of Purchaser. See Part 1 of this Schedule I.

Russell A. Kersh..........................  Director, Chief Financial Officer and Treasurer of Pur chaser. See
                                            Part 1 of this Schedule I.

David C. Fannin...........................  Director, Executive Vice President, General Counsel and Secretary of
                                            Purchaser. See Part 1 of this Schedule I.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

              BY MAIL:                      FACSIMILE TRANSMISSION:            BY HAND OR OVERNIGHT COURIER:
                                        (for Eligible Institutions Only)
                                                 (212) 815-6213
    Tender & Exchange Department                                                Tender & Exchange Department
           P.O. Box 11248                                                            101 Barclay Street
       Church Street Station                                                     Receive and Deliver Window
   New York, New York 10286-1248                                                  New York, New York 10286
                                          FOR CONFIRMATION TELEPHONE:
                                                 (800) 507-9357

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                                HILL & KNOWLTON

                              466 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (800) 755-3002

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                 INCORPORATED

                                 1585 BROADWAY
                               NEW YORK, NY 10036

                         (212) 761-6094 (CALL COLLECT)